Exhibit 10.5

SLM Corporation 2012 Omnibus Incentive Plan

Independent Director Stock Option Agreement 2013

FOR GOOD AND VALUABLE CONSIDERATION, SLM Corporation (the “Corporation”) hereby grants to Optionee named below non-qualified stock options (the “Options”) to purchase any part or all of the number of shares of the Corporation’s common stock, par value $0.20 per share (the “Common Stock”), specified below, at the Exercise Price per share specified below and upon the terms and conditions set forth in this agreement (“Agreement”) and the SLM Corporation 2012 Omnibus Incentive Plan (the “Plan”), each as may be amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise herein.

Name of Optionee:

Grant Date:	February 7, 2013

Number of Shares covered by Option:

Exercise Price Per Share:	$17.91

Expiration Date:	February 7, 2018

Vesting:	The Options are not vested or exercisable as of the Grant Date. Subject to the provisions herein, all Options vest and become exercisable upon the Optionee’s re-election to the Board of Directors of the Corporation at the 2013 annual meeting of shareholders currently scheduled for May 30, 2013 (the “Vesting Event”). All Options are forfeited if the Vesting Event does not occur for any reason.

Exercise Right Upon Termination:	Vested Options must be exercised within three years after the date Optionee ceases to be a member of the Board of Directors of the Corporation or the Expiration Date, whichever occurs first.

1.	Definitions. Capitalized terms used herein are defined in the Plan or herein.

2.	Vesting Upon Change In Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control, all Options subject to this Agreement that were not previously vested and exercisable shall become immediately vested and exercisable in full. In addition, if upon the announcement of a Change in Control transaction no provision is made for the exercise, payment or lapse of conditions or restrictions on the Award, or other procedure whereby the Optionee may realize the full benefit of the Award, then all Options granted hereunder that were not previously vested and exercisable, shall immediately become vested and exercisable.

3.	Non-Transferable; Binding Effect. These Options may not be transferred except as provided for herein. All or any part of these Options may be transferred by Optionee by will or by the laws of descent and distribution. In addition, Optionee may transfer all or any part of any Option to “Immediate Family Members” pursuant to a gift (a transfer that is not for value) or a domestic relations order, as defined in the General Instructions to Form S-8 under the Securities Act of 1933. “Immediate Family Members” means children, grandchildren, spouse or common law spouse, siblings or parents of the Optionee or bona fide trusts, partnerships or other entities controlled by and of which all beneficiaries are Immediate Family Members of the Optionee. Any Options that are transferred are further conditioned on the Optionee and the Optionee’s transferees and Immediate Family Members agreeing to abide by the Corporation’s then current stock option transfer guidelines. The terms of these Options shall be binding upon the executors, administrators, heirs, and successors of the Optionee.

4.	Net-Settlement upon Exercise of the Option. These Options shall be exercised only in accordance with the terms of the Plan and this Agreement. Each exercise shall be for no fewer than fifty (50) shares, other than an exercise for all remaining Option shares. Upon exercise of all or part of these Options, the Optionee shall receive from the Corporation the number of shares of Common Stock resulting from the following formula: the total number of Options exercised less “shares for the option cost”. “Shares for the option cost” equals the Exercise Price multiplied by the number of Options exercised divided by the Fair Market Value of Common Stock at the time of exercise, rounded up to the nearest whole share. The Corporation shall pay the Optionee in cash the amount, if any, by which the Fair Market Value of the “shares for the option cost” exceeds the Exercise Price multiplied by the number of Options exercised.

5.	Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telefaxed or telecopied to, or, if mailed, when received by, the other party at the following addresses:

If to the Corporation to:

Human Resources Department – HR Compensation & Workforce Analytics

ATTN: Equity Plan Administration

300 Continental Drive

Newark, DE 19713

If to the Optionee, to the last address maintained in the Corporation’s Human Resources files for the Optionee.

6.	Board Interpretation. The Optionee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board and, where applicable, the Committee, concerning any questions arising under this Agreement or the Plan.

7.	Amendments for Accounting Charges. The Committee reserves the right to unilaterally amend this Agreement to reflect any changes in applicable law or financial accounting standards.

8.	Securities Law Compliance; Restrictions on Resales of Option Shares. The Corporation may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any exercise of these Options and/or any resales by the Optionee or other subsequent transfers by the Optionee of any shares of Common Stock issued as a result of the exercise of the Options, including without limitation (a) restrictions under an insider trading policy, (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Options and/or the Common Stock underlying the Options and (c) restrictions as to the use of a specified brokerage firm or other agent for exercising the Options and/or for such resales or other transfers. The sale of the shares underlying the Options must also comply with other applicable laws and regulations governing the sale of such shares.

9.

Data Privacy. As an essential term of this Option, the Optionee consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Agreement for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan. By entering into this Agreement and accepting the Option, the Optionee acknowledges that the Corporation holds certain personal information about the Optionee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock held in the Corporation, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the Plan (“Data”). Optionee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee or the Corporation may elect to deposit any shares of Common Stock acquired upon exercise of the Option. Optionee acknowledges that Data may be held to implement, administer and manage the Optionee’s participation in the Plan as determined by the Corporation, and that Optionee may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided however, that refusing or withdrawing Optionee’s consent may adversely affect Optionee’s ability to participate in the Plan.

10.	Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any documents related to any options granted under the Plan by electronic means or to request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation, and such consent shall remain in effect throughout Optionee’s term of service with the Corporation and thereafter until withdrawn in writing by Optionee.

11.	Stockholder Rights. The Optionee shall not be deemed a stockholder of the Corporation with respect to any of the shares of Common Stock subject to the Options, except to the extent that such shares shall have been purchased and transferred to the Optionee. The Corporation shall not be required to issue or transfer any shares of Common Stock purchased upon exercise of the Options until all applicable requirements of law have been complied with and such shares shall have been duly listed on any securities exchange on which the Common Stock may then be listed.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

13.	Entire Agreement; Capitalized Terms. This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature. Capitalized terms not defined herein shall have the meanings as described in the Plan.

14.	Miscellaneous. In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision. The headings in this Agreement are solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. The Optionee shall cooperate and take such actions as may be reasonably requested by the Corporation in order to carry out the provisions and purposes of the Agreement. The Optionee is responsible for complying with all laws applicable to Optionee, including federal and state securities reporting laws.

By accepting this Agreement, Optionee acknowledges that he or she has received and read, and agrees that these Options shall be subject to this Agreement and the Plan. At any time, copies of the Plan may be obtained by contacting the Director, Executive Compensation at (703) 984-6892.

Signature:
Date Signed

SLM CORPORATION
BY: Albert L. Lord
Chief Executive Officer